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                                                                      EXHIBIT 5

                      LEGAL OPINION OF IRELL & MANELLA LLP

                       [LETTERHEAD OF IRELL & MANELLA LLP]

                                 October 8, 1997


      Herbalife International, Inc.
      1800 Century Park East
      Los Angeles, California 90067

      Ladies and Gentlemen:

         We have acted as counsel for Herbalife International, Inc., a Nevada corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about October 8, 1997 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 156,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"). As your counsel in connection with this transaction, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion.

         Based on these examinations, it is our opinion that the Shares, when issued and paid for in the manner referred to in the Registration Statement, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the Reoffer Prospectus forming a part of this Registration Statement.



                             Very Truly Yours,


                             /s/ IRELL & MANELLA LLP
                             -----------------------
                             Irell & Manella LLP




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